Exhibit 99.1

Dicerna Announces Fourth Quarter and Full Year 2013 Financial and Operational Results

-DCR-M1711 to Enter Phase 1 Clinical Trials in First Half of 2014-

-Management to Host Conference Call at 4:30 PM ET-

Watertown, MA, March 27, 2014 - Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNAi-based therapeutics, today provided a corporate update and announced operational and financial results for the fourth quarter and full year ended December 31, 2013.

“In 2013, Dicerna achieved very substantial financial and operational objectives in our mission to build an innovative drug development company based on the powerful Dicer Substrate RNA interference technology,” commented Douglas M. Fambrough, PhD, Dicerna’s President and CEO. “With the completion of our successful initial public offering, we added significant financial resources to support the development of our pipeline of optimized Dicer Substrate siRNA (DsiRNA™) molecules, which is focused on specific indications in oncology and rare genetic diseases that we can target through the liver. We look forward to continued progress in 2014 with DCR-M1711 expected to enter a Phase 1 clinical study in the second quarter of the year. We also anticipate providing further definition to the DCR-PH1 program in Primary Hyperoxaluria as well as announcing an additional therapeutic area of development from our discovery efforts during the year.”

2013 Business Highlights and Recent Developments

•	Completed Initial Public Offering. In February 2014, Dicerna completed its initial public offering (IPO) of common stock, raising net proceeds of $92.9 million, after deducting underwriting discounts, commissions and expenses, which included the sale of shares to the underwriters upon the full exercise of their over-allotment option.

•	Completed $60 Million Series C Financing. In the third quarter of 2013, Dicerna closed a $60 million oversubscribed Series C round of financing led by RA Capital with participation by Brookside Capital, Deerfield, Omega Funds, and all prior existing investors.

•	Published Data Demonstrating Tumor Growth Inhibition from Knockdown of Key Oncogene Using Dicer Substrate RNAi Compounds. In October 2013, Dicerna published a paper in Molecular Therapy, which demonstrated the ability of Dicerna’s DsiRNA molecules and EnCore™ delivery technology to silence key genes in hepatocellular carcinoma (HCC).

•	Strengthened Global Intellectual Property Position. In 2013, Dicerna obtained several key patents to expand its intellectual property position for its DsiRNA-based therapeutics and their applications, including patents in Japan and the United States.

Upcoming Development Milestones

DCR-M1711 is a therapeutic candidate for solid tumors, including HCC. DCR-M1711 was developed using Dicer Substrate technology and EnCore™ drug delivery technology and is a potent and specific inhibitor of the MYC oncogene, a gene that causes or promotes cancer when abnormally expressed or activated and is up-regulated in a wide variety of tumor types.

•	Initiate Phase 1 Study in the First Half of 2014. Dicerna plans to initiate a Phase 1 of DCR-M1711 in non-HCC tumors in the first half of 2014. The Phase 1 study will be a standard dose escalation trial to determine the maximum tolerated dose in non-HCC patients followed by an expansion cohort at the maximum tolerated dose.

DCR-PH1 is a therapeutic candidate for Primary Hyperoxaluria (PH1), a rare, inherited autosomal recessive disorder of metabolism in the liver that usually results in severe damage to the kidneys. Developed using DsiRNA and EnCore lipid nanoparticle delivery technology, DCR-PH1 inactivates the gene encoding glycolate oxidase, significantly reducing the production of oxalate, the key disease pathology of PH1.

•	Declare Clinical Candidate in the First Half of 2014. Dicerna plans to complete the optimization of DCR-PH1 and declare a clinical candidate for this program in the first half of 2014. The Company then expects to conduct manufacturing scale-up and good laboratory practice (GLP) toxicity studies throughout 2014 in anticipation of initiating clinical trials in 2015.

Fourth Quarter 2014 Financial Results and Guidance

•	Cash Position – Cash and cash equivalents as of December 31, 2013, were $46.6 million, compared to $3.7 million at December 31, 2012. The cash increase was primarily driven by net proceeds of $59.8 million from the Q3 2013 closing of the Series C financing. On a pro forma basis, which includes $92.9 million of net proceeds from the Q1 2014 IPO, cash and cash equivalents were $139.5 million. The Company expects this will be sufficient to fund the Company’s operations through 2016.

•	Revenue – Revenues in 2013 totaled $0 compared to $7.0 million in 2012. 2012 revenues were generated through our collaboration and license agreement with Kyowa Hakko Kirin., LTD. (KHK) and were comprised primarily of option and milestone payments. No milestone revenues were achieved in 2013 and the Company does not expect any milestone revenues in 2014.

•	R&D Expenses – Research and development expenses for the fourth quarter and year ended December 31, 2013, were $4.2 million and $11.6 million respectively, compared to $3.3 million and $11.6 million for the comparable periods in 2012. Although total research and development spending was relatively flat in 2013 compared to the prior year, there was an increase in research and development expense in the fourth quarter of 2013, due to preclinical expenses associated with the clinical trials for DCR-M1711 that is expected to be initiated in the first half of 2014. Dicerna expects research and development expenses to increase in 2014 as it advances its product candidates toward preclinical studies and clinical studies.

•	G&A Expenses – General and administrative expenses for the fourth quarter and year ended December 31, 2013, were $2.2 million and $5.8 million, respectively, compared to $1.2 million and $4.7 million for the comparable periods in 2012. The increase was largely driven by employee-related expenses and professional services. Dicerna expects its general and administrative expenses to increase in 2014 as the Company expands its operating activities and incurs the expenses associated with being a public company.

•	Net Loss – Net loss for the fourth quarter and year ended December 31, 2013, were $6.7 million and $18.5 million, respectively, compared to net income of $1.5 million and net loss of $10.1 million for the comparable periods in 2012.

Conference Call Information

Dicerna will host a conference call and live audio webcast today at 4:30 p.m. (ET) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial 855-453-3834 (domestic) or 484-756-4306 (international) and refer to conference ID 18911998. To access the live webcast please visit the “Events & Presentations” page under the “Investors & Media” tab on Dicerna’s website at www.dicerna.com.

An archived copy of the webcast will be available on Dicerna’s website beginning approximately two hours after the conference call, and will be available on the website for at least 30 days after the conference call.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare inherited diseases involving the liver and for cancers that are genetically defined. Dicerna is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas and intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those identified under the heading “Risk Factors” included in the prospectus related to the initial public offering, and in other filings that Dicerna may make with the SEC in the future. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheet (unaudited)

(Amounts in Thousands)

	December 31,
	2012	2013
Cash and cash equivalents	$3,670	$46,595
Total Assets	$10,191	$49,794
Long-term Debt, including current portion	$8,800	$4,847
Total Liabilities	$10,662	$8,467
Total stockholders’ deficit	($64,719)	($68,919)

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(Amounts in thousands except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2013	2012	2013
Revenue	$6,254	$0	$7,015	$0

Operating expenses:
Research and development	$3,327	$4,194	$11,565	$11,558
General and administrative	$1,227	$2,243	$4,700	$5,820

Total operating expenses	$4,554	$6,437	$16,265	$17,378

Income (loss) from operations	$1,700	($6,437)	($9,250)	($17,378)

Other income (expense), net	($187)	($282)	(871)	($1,140)

Net income (loss)	$1,513	($6,719)	($10,121)	($18,518)

Less: Accretion and dividends on redeemable convertible preferred stock	$1,506	$9	$4,097	$2,388

Net loss attributable to common stockholders	$7	($6,728)	($14,218)	($20,906)

Net income (loss) per share allocable to common stockholders - basic and diluted	$0	($200)	($516)	($710)

Weighted average shares outstanding - basic and diluted	27,598	33,654	27,554	29,463

Contacts:

Company:

Dicerna Pharmaceuticals, Inc.

James E. Dentzer

Chief Financial Officer

617-621-8097

Media:

MacDougall Biomedical Communications

Chris Erdman

Senior Vice President

781-235-3060

chris@macbiocom.com